Exhibit 99.1

                                       Selected Supplemental Consolidated Financial Data
                                           (in thousands, except per share data)


                                                                                                       Nine months ended
                                                         Year ended December 31,                         September 30,
                                            1991      1992      1993      1994        1995              1995        1996
                                        ----------------------------------------------------        ---------------------

Supplemental Consolidated Statement of Operations
Data:(1)

Total Sales                             $ 11,833   $ 14,806   $ 22,560   $ 39,344   $ 68,868          $ 47,650   $ 77,293
Net Income(2)                              2,972        307      2,389      4,009      8,350             9,229     15,264
Net Income Per Share(2)                 $   0.39   $   0.03   $   0.15   $   0.20   $   0.35          $   0.39   $   0.57
Weighted Average Common and
     Equivalent Shares                     7,606      8,954     16,284     20,457     24,159            23,814     26,594


Supplemental Consolidated Balance Sheet Data:

Total Assets                            $  6,943   $ 13,397   $ 24,277   $ 52,222   $123,173          $ 99,085   $149,268
Long-term Obligations                       --          152        173      1,021      1,730               562      1,230
Redeemable Preferred Stock              $   --     $  3,830   $  8,312   $  8,312   $   --            $   --     $   --


(1) The selected supplemental consolidated financial data gives retroactive recognition to the acquisition of Anagram, Meta and Frontline, each of which have been accounted for as a pooling-of-interests.

(2) Supplemental net income and net income per share for the years ended December 31, 1991, 1992, 1993, 1994, 1995 and nine months ended September 30, 1995 include a pro forma provision for income tax expense that would have been recognized if Meta (an S corporation for income tax reporting purposes) had been a C Corporation during these periods.


                                      SF-A

                             Selected Quarterly Supplemental Consolidated Financial Information
                                          (In thousands, except per share data)


                                                              Three-Month Periods Ended
Supplemental Condensed Combined    -------------------------------------------------------------------------------
Statements of Income Data(1)                           1994                                   1995
                                   -------------------------------------------------------------------------------
                                    Mar.31   Jun.30    Sept. 30   Dec.31   Mar.31    Jun.30    Sept.30    Dec.31
                                   -------------------------------------------------------------------------------
Total revenue                     $ 6,429   $ 9,073    $10,180   $13,662   $12,347   $16,251   $19,052   $21,218

Income (loss) from operations         161      (410)     1,764     3,833     2,537     4,075     5,663      (485)

Net income (loss) (2)             $   175   $  (111)   $ 1,251   $ 2,694   $ 1,937   $ 3,016   $ 4,276   $  (879)
                                  -------   -------    -------   -------   -------   -------   -------   -------

Net income (loss) per share (2)   $  0.01   $ (0.01)   $  0.06   $  0.13   $  0.09   $  0.12   $  0.16   $ (0.03)
                                  =======   =======    =======   =======   =======   =======   =======   =======


Weighted average Common
     and equivalent shares         19,295    20,524     20,688    21,014    21,815    25,960    26,140    26,593


Continued.....


                                    Three-Month Periods Ended
Supplemental Condensed Combined   ------------------------------
Statements of Income Data(1)                    1996
                                  ------------------------------
                                    Mar.31     Jun.30   Sept.30
                                  ------------------------------

Total revenue                       $23,547   $25,818   $27,928

Income (loss) from operations         6,905     7,429     6,494

Net income (loss) (2)               $ 5,011   $ 5,478   $ 4,775
                                    =======   =======   =======

Net income (loss) per share (2)     $  0.19   $  0.21   $  0.18
                                    =======   =======   =======


Weighted average Common
     and equivalent shares           26,120    26,618    26,983


1) The selected supplemental quarterly consolidated financial information gives retroactive recognition to the acquisitions of Anagram, Meta and FrontLine, each of which have been accounted for as a pooling of interests.

2) Supplemental quarterly net income and net income per share for the year ended December 31, 1994 and the nine months ended September 30, 1995 includes a provision for income tax that would have been recognized if Meta (an S corporation for income tax purposes) had been a C Corporation during those periods.

                                      SF-B

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

Avant! resulted from the merger of ArcSys, Inc. ("ArcSys") and Integrated Silicon Systems, Inc. ("ISS") on November 27, 1995. Effective September 27, 1996, October 29, 1996, and November 27, 1996 Avant! acquired Anagram Incorporated ("Anagram"), Meta-Software, Inc. (Meta), and FrontLine Design Automation, Inc. ("FrontLine"), respectively. The ISS merger, and the Anagram, Meta and FrontLine acquisitions have been accounted for by the pooling-of-interests method, and accordingly, Avant!'s supplemental consolidated financial statements give retroactive effect for all periods presented to include the results of operations, financial position, and cash flows of ISS, Anagram, Meta, and FrontLine.


Avant! develops, markets, and supports software products that assist design engineers in the physical layout, design, verification, simulation and timing analysis of advanced ICs. Avant!'s strategy is to focus on productivity enhancing software for the ICDA segment of the EDA market.

ArcSys was founded in February 1991, and began shipping Aquarius (formerly ArcCell), its cell-based place and route software product, in 1993. ISS began shipping its initial physical layout software products in 1988. ISS introduced Hercules (formerly VeriCheck), its hierarchical physical verification software, in the third quarter of 1992. ISS introduced its signal integrity analysis software in 1994. Anagram was founded in March 1993, and began shipping ADM, its high-capacity circuit simulation and high-accuracy timing analysis software, in December 1994. Meta was founded in 1980, when it introduced its simulation and library software products including HSPICE. FrontLine was founded in 1993. Substantially all of Avant!'s, Anagram's, Meta's and FrontLine's revenue on a combined basis for 1993, 1994, 1995 and the nine months ended September 30, 1996 was derived from the licensing and support of Aquarius, Hercules, ADM and HSPICE.


                                      SMDA-1

Revenue

Revenue consists primarily of fees for licenses of Avant!'s software products, maintenance and customer support. Revenue from the sale of software licenses is recognized after shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When Avant! receives advance payment for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. Avant! has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period. Generally, revenue under such agreements is recognized ratably over the contract period. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training, support and other services is recognized as the service is performed.

                                      SMDA-2

Avant!'s total revenue increased 74% from $22,560,000 in 1993 to $39,344,000 in 1994, increased 75% to $68,868,000 in 1995 from 1994, and increased 62% from $47,650,000 in the first nine months of 1995 to $77,293,000 in the first nine months of 1996. The percentage of Avant!'s revenue attributable to software licenses decreased slightly from 81% in 1993 to 79% in 1994, and to 80% in 1995, and decreased from 80% in the first nine months of 1995 to 78% for the first nine months of 1996. This decrease is primarily due to the increased user base and resulting increase in maintenance revenue.

Software revenue increased 70% from $18,238,000 in 1993 to $30,929,000 in 1994, increased 78% to $55,164,000 in 1995 from 1994, and increased 58% from $38,071,000 in the first nine months of 1995 to $60,030,000 in the first nine months of 1996. Increases in software revenue were due primarily to increased license revenue from Avant!'s place and route, physical verification and simulation and timing software. Services revenue increased 95% from $4,322,000 in 1993 to $8,415,000 in 1994, and increased 63% to $13,704,000 in 1995 from
1994, and increased 80% from $9,579,000 in the first nine months of 1995 to $17,263,000 in the first nine months of 1996, all such increases reflecting the growing base of installed systems. Through September 30, 1996, price increases have not been a material factor in Avant!'s revenue growth. Avant! does not believe that period-to-period comparisons of past revenue growth should be relied upon as indications of future performance.

As discussed in the supplemental consolidated financial statements, Avant! is involved in litigation with Cadence Design Systems, Inc. ("Cadence") and other related actions. As a result of such litigation, some customers may cancel or postpone orders of Avant!'s products. As of September 30, 1996, such cancellations and postponements had not had a material financial impact on Avant!'s revenues, however, a significant delay of orders in the future may impact Avant!'s business, financial condition and results of operations. An adverse ruling in the litigation could result in Avant!'s inability to sell certain of its products and, as a result, could materially affect Avant!'s business, financial condition and results of operations. In particular, Avant!'s place and route products in dispute, ArcCell-BV and ArcCell-XO (which have been replaced by Aquarius-BV and Aquarius-XO), accounted for approximately 20% of Avant!'s total supplemental consolidated revenues for the three-year period ended December 31, 1995. See "Risk Factors--Litigation Risk."

Deferred revenue increased from $5,759,000 at December 31, 1994 to $9,585,000 at December 31, 1995, and to $11,670,000 at September 30, 1996, due to the increase in the number of maintenance agreements and license agreements where software and services are provided for a specific period and revenue is recognized ratably over the contract period.

Costs of Software

Costs of software consist primarily of expenses associated with product documentation and production costs as well as amortization of capitalized software costs. Costs of software decreased from $1,364,000 in 1993 to $1,122,000 in 1994, and increased to $1,529,000 in 1995, and increased from $1,077,000 in the first nine months of 1995 to $1,802,000 in the first nine months of 1996. Costs of software included amortization of capitalized software amounting to $145,000, $199,000 and $228,000 in 1993, 1994, and 1995,
respectively, and $155,000 and $70,000 in the first nine months of 1995 and 1996, respectively.

                                      SMDA-3

Costs of Services

Costs of services consist of costs of maintenance and customer support and direct costs associated with providing other services. Maintenance includes activities undertaken after the product is available for general release to customers to correct errors and make routine changes and additions. Customer support includes any installation assistance, training classes, telephone question and answer services, newsletters, on-site visits and software or data modifications. Costs of services increased from $1,904,000 in 1993 to $2,940,000 in 1994, and increased to $4,845,000 in 1995, representing 44%, 35% and 35% of services revenue for 1993, 1994 and 1995, respectively, and increased from $3,410,000 in the first nine months of 1995 to $5,383,000 in the first nine months of 1996, representing 36% and 31% of services revenue for the first nine months of 1995 and 1996, respectively. The increases in costs of services were due primarily to an increase in personnel and expenses necessary to support Avant!'s growing base of installed software. The reduction in costs of services as a percentage of service revenue reflects the improved utilization of Avant!'s customer support resources in servicing its increased customer base.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of costs, including sales commissions, of all personnel involved in the sales process. This includes sales representatives, marketing associates and application engineers. Selling and marketing expenses also include costs of advertising, public relations, conferences and trade shows. Selling and marketing expenses increased from $8,065,000 in 1993 to $14,476,000 in 1994, and increased to $22,741,000 in 1995, and increased from $15,770,000 in the first nine months of 1995 to $22,318,000 in the first nine months of 1996. The increases reflect higher sales commissions associated with increased sales volumes and increases in sales and marketing personnel. Selling and marketing expenses represented 36%, 37%, and 33% of total revenue in 1993, 1994 and 1995, respectively, and 33% and 29% of total revenue for the nine months ended September 30, 1995 and 1996, respectively. The decrease in selling and marketing expenses as a percentage of total revenue for these periods resulted primarily from revenue growth and improved sales productivity. The increase in selling and marketing expenses as a percentage of total revenue in 1994 resulted from higher costs associated with increased international sales compared to 1993. Avant! expects to hire additional sales and marketing personnel and to increase promotion and advertising expenditures throughout the remainder of 1996.

Research and Development Expenses

Research and development expenses include all costs associated with the development of new products and significant enhancements of existing products. Research and development expenses increased from $6,979,000 in 1993 to $9,728,000 in 1994, and increased to $15,318,000 in 1995, and increased from $10,676,000 in the nine months ended September 30, 1995 to $15,133,000 in the nine months ended September 30, 1996. Research and development expenses represented 31%, 25% and 22% of total revenue in 1993, 1994 and 1995, respectively, and 22% and 20% of total revenue in the nine months ended September 30, 1995 and 1996, respectively. The increases resulted from increased personnel-related costs associated with the development of new products and significant enhancements of existing products. Avant! anticipates that it will continue to devote substantial resources to product research and development. During 1996, capitalized software costs have not been material as products have been made available for general release upon achievement of technological feasibility.

Software development costs are accounted for in accordance with the Statement of Financial Accounting Standards No. 86, under which Avant! capitalizes software development costs once technological feasibility has been established. Avant! amortizes such amounts over three years. The amount of software development costs capitalized for 1993, 1994, and 1995 and the nine months ended September 30, 1995 and 1996 was $140,000, $143,000, $63,000, $63,000 and none, respectively, representing 2%, 1%, 0%, 1%, and 0% of total research and development expenses, respectively.

                                      SMDA-4

General and Administrative Expenses

General and administrative expenses increased from $3,017,000 in 1993 to $4,130,000 in 1994, and increased to $6,362,000 in 1995, and increased from $4,442,000 in the nine months ended September 30, 1995 to $10,609,000 in the nine months ended September 30, 1996. The increases were primarily due to increases in personnel and related costs necessary to support Avant!'s growth and legal and other costs incurred in the first nine months of 1996 relating to the litigation with Cadence. General and administrative expenses represented 13%, 11% and 9% of total revenue, in 1993, 1994, and 1995, respectively, and 9% and 14% of total revenue in the first nine months of 1995 and 1996, respectively. The Company charged to expenses approximately $4,400,000 during the nine months ended September 30, 1996, net of expected recoveries from insurance related to the Cadence litigation. Avant! expects these legal expenditures to continue at least through the remainder of 1996 and into 1997.

Acquisition of Technology

In April 1994, the Company purchased and expensed in-process library generation and automated cell characterization technology now embodied in its MASTER Toolbox product. As the acquired technology had not reached technological feasibility, it was expensed upon acquisition. In November 1995, the Company purchased a set of timing simulator algorithms which had not reached technological feasibility and the cost associated with the technology was expensed upon acquisition. In September 1996, the Company acquired rights to certain software technology under development. As the acquired technology had not reached technological feasibility, it was expensed on acquisition.

Merger Expenses

In connection with the merger with ISS, costs of approximately $3,590,000 were incurred. These costs consisted primarily of the following: (a) approximately $2,858,000 for transaction fees for attorneys, accountants, investment bankers and other related charges; (b) approximately $233,000 for the elimination of duplicate facilities and equipment; (c) approximately $337,000 for severance; and (d) approximately $162,000 for incremental travel, communications, consulting and other costs associated with internal and customer related integration activities. In connection with the merger with Anagram, costs of $920,000 were recorded. These costs consisted primarily of the following: (a) approximately $300,000 for transaction fees for attorneys, accountants and other related charges; (b) approximately $250,000 for the elimination of duplicate facilities and equipment; and (c) approximately $370,000 for severance. In connection with the merger with Meta, the Company expects to incur direct transaction costs and merger-related integration expenses in the fourth quarter of 1996 of approximately $5.7 million, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $3.2 million and severance costs, charges for duplicate facilities, and certain other related costs of approximately $2.5 million. In connection with the merger with FrontLine, costs of $2.3 million are expected to be incurred in the fourth quarter of 1996. These costs consist primarily for the following: (a) 2.2 million for transaction fees for attorneys, accountants and other related charges and (b) 100,000 for the elimination of duplicate facilities and equipment. As of September 30, 1996, accrued liabilities included approximately $865,000 of expected future cash expenditures.


Income from Operations

Avant! had income from operations of $1,231,000, $5,348,000, and $11,790,000 in 1993, 1994, and 1995, respectively, and $12,275,000 and $20,828,000 in the first nine months of 1995 and 1996, respectively. The changes in operating results are attributable to revenue growth net of increased expenses necessary to support Avant!'s growth. Operating income represented 5%, 14% and 17% of total revenue in 1993, 1994 and 1995, respectively, and 26% and 27% of total revenue for the nine months ended September 30, 1995 and 1996, respectively.

                                      SMDA-5

Interest Income, Net

Net interest  income was $151,000,  $836,000,  and $2,787,000 in 1993,  1994 and
1995, respectively, and was $1,785,000 and $3,100,000 in the first nine months of 1995 and 1996, respectively. Interest income increased in 1994 and 1995 and the first nine months of 1996, due to larger cash balances resulting primarily from the proceeds of the ISS public offering which was completed in February 1994, the ArcSys public offering, which was completed in June 1995, and the Meta public offering, which was completed in November 1995. Interest expense represents interest paid on capital leases.

Income Taxes

Avant! accounts for income taxes in accordance with SFAS No. 109. Prior to 1995, Avant! had experienced net operating losses and had established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards. As a result of the restatement of its consolidated financial statements relating to the ISS merger, the valuation allowance was eliminated during 1993. Pro forma income taxes have been provided for 1993, 1994, and 1995 as if Meta (an S corporation for income tax reporting purposes) had been a C corporation. The pro forma provision (benefit) for income taxes as a percentage of pre-tax income was (73%), 35%, 43%, and 34% for 1993, 1994, 1995 and the nine months ended September 30, 1995, respectively. The provision for income taxes was 36% of pretax income for the nine months ended September 30, 1996.


Liquidity and Capital Resources

Net cash provided by operations was $3,723,000, $5,568,000, and $19,696,000 in 1993, 1994 and 1995, respectively, and $18,078,000 and $9,602,000 in the nine months ended September 30, 1995 and 1996, respectively. The increases in cash provided by operations through 1995 primarily result from increases in net income. The decrease in cash provided by operations in the nine months ended September 30, 1996 is primarily due to increases in accounts receivable and other assts, offset by a continued increase in net income. Avant! used $3,571,000, $23,488,000, and $28,267,000 of net cash in 1993, 1994, and 1995, respectively, and $36,861,000 and $47,211,000 in the nine months ended September 30, 1995 and 1996, respectively, for investing activities. Net cash used in investing activities relates primarily to net purchases of short-term "available-for-sale" securities. These securities, consist of short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds. Cash was also used to acquire equipment, furniture and fixtures. Purchases of equipment, furniture and fixtures primarily represent computer workstations and file servers for Avant!'s employees. Avant! expects that purchases of equipment will likely increase as Avant!'s employee base grows. Net cash provided by financing activities was $3,441,000, $17,953,000, and $48,656,000 in 1993, 1994, 1995, respectively, and
$31,777,000 and $2,670,000 in the nine months ended September 30, 1995 and 1996, respectively. The increase in cash provided by financing activities primarily results from the sale of preferred and common stock through 1995. The Company did not issue any significant amounts of common or preferred stock through September 30, 1996, except for stock issued in connection with option exercises.

Avant!'s stated payment terms generally are net 30 days. However, in Avant!'s experience, many customers do not comply with stated payment terms due to industry practice, slower payment by certain major companies and most foreign customers and general economic conditions. Avant! periodically increases its allowance for doubtful accounts to reflect increased sales levels and collection experience. Avant! believes that its allowance for doubtful accounts is adequate.


                                      SMDA-6

As of September 30, 1996, Avant! had $104,542,000 of cash and short-term investments, $113,890,000 in working capital and $24,532,000 in current liabilities, including $11,670,000 of deferred revenue. As of September 30, 1996, there was no bank indebtedness outstanding and Avant! had no long-term commitments other than technology acquisition payable and operating and capital lease obligations.

Based on its operating plan, and absent any adverse judgments in the litigation with Cadence, Avant! believes that it has available cash and short-term investments sufficient to fund Avant!'s operations through at least the next 12 months.


Factors That May Affect Future Results

         On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. In addition to actual and punitive damages, Cadence seeks to enjoin the sale of certain place and route products and has filed a motion to obtain a preliminary injunction pending trial of the action. Avant! has filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit. A criminal complaint, if filed, against Avant!, the Company's management or its employees, could result in a loss of management and other personnel and could have other material adverse effects on the Company. The litigation with Cadence may result in canceled or postponed customer orders and increased future expenditures. Since only a small portion of Avant!'s expenses varies with its revenue, canceled orders or significant expenses related to the Cadence litigation may have an adverse affect on Avant!'s business, operating results and financial condition. Furthermore, an adverse ruling in the Cadence litigation could result in Avant!'s inability to sell certain of its products and, as a result, could have a material adverse effect on Avant!'s business, operating results and financial condition. In particular, Avant!'s place and route products in dispute, ArcCell-BV and ArcCell-XO (which have been replaced by Aquarius-BV and Aquarius-XO), accounted for approximately 20% of Avant!'s total supplemental consolidated revenues for the three-year period ended December 31, 1995. See "Risk Factors--Litigation Risk," in the Company's registration statement on Form S-3 filed concurrently herewith.

         Avant!'s products compete with similar products from both larger and smaller EDA vendors, and with dissimilar EDA products for a share of their customers' EDA budgets. The EDA industry, and as a result Avant!'s business, has benefited from the rapid world-wide growth of the semiconductor industry. There can be no assurance that this rapid growth will continue. The EDA industry as a whole may experience pricing and margin pressures from a decrease in growth in the semiconductor industry, or other changes in the overall computing environment. In fact, during 1996 the semiconductor industry experienced slower growth than in 1995. In addition, the EDA industry is experiencing consolidation as the major EDA vendors are seeking to provide a complete range of EDA products to customers. There can be no assurance that Avant! will be able to compete successfully against current and future competitors, or that market conditions faced by Avant! will not adversely affect its business, operating results and financial condition.

         Avant!'s future success depends upon its ability to improve current products and develop new products that address the increasingly sophisticated needs of its customers. There can be no assurance that Avant! will continue to be successful in developing technologically acceptable products on a timely basis. Avant!'s ability to develop and improve products is dependent on key individuals for their technical and other contributions. There can be no assurance that Avant! can continue to attract and retain these key personnel. Loss of certain key personnel could result in loss of Avant!'s market advantage and could adversely affect its operating results and financial condition.

         Avant! has adopted SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans, including employee stock purchase plans and stock option plans. Management plans to use the pro forma approach allowed by this standard, but plans to remain on Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for purposes of measurement of compensation expense. Therefore, the Company will provide the disclosures required by SFAS No. 123, but its adoption will not have a material effect on Avant!'s consolidated results of operations.


                                      SMDA-7

                       AVANT! CORPORATION AND SUBSIDIARIES

             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                Table of Contents


                                                                           Page

Independent Auditors' Report .........................................     SF-2

Supplemental Consolidated Balance Sheets .............................     SF-3

Supplemental Consolidated Statements of Income .......................     SF-4

Supplemental Consolidated Statements of Shareholders' Equity .........     SF-5

Supplemental Consolidated Statements of Cash Flows ...................     SF-7

Notes to Supplemental Consolidated Financial Statements ..............     SF-8

Supplemental Financial Statement Schedule of Valuation and
     Qualifying Accounts--Allowance for doubtful accounts ............     SF-28

Computation of Supplemental Net Income and Pro Forma Net Income
     per Share .......................................................     SF-29

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Avant! Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Avant! Corporation and subsidiaries (the Company) as of December 31, 1994 and 1995, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. In connection with our audit of the accompanying supplemental consolidated financial statements, we also have audited the accompanying supplemental financial statement schedule. These supplemental consolidated financial statements and supplemental financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and supplemental financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the mergers of Avant! Corporation and Meta-Software, Inc. on October 29, 1996, and FrontLine Design Automation, Inc. on November 27, 1996, which have been accounted for as poolings of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the respective dates of consummation. However, they will become the historical consolidated financial statements of Avant! Corporation and subsidiaries after financial statements covering the respective dates of consummation of the business combinations are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the respective dates of consummation of the business combinations. Also in our opinion, the related supplemental financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP


December 16, 1996
San Jose, California


                       AVANT! CORPORATION AND SUBSIDIARIES


                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                  (Amounts in Thousands, Except Per Share Data)

                                                                                           December 31,
                                                                                      ----------------------          September 30,
                                         ASSETS                                       1994              1995              1996
                                                                                      ----              ----              ----
                                                                                                                       (Unaudited)
Current assets:
     Cash and cash equivalents                                                   $     9,925       $     50,010      $     15,071
     Short-term investments                                                           23,561             46,969            89,471
     Accounts receivable, net                                                          9,865             12,839            18,601
     Deferred income taxes                                                             3,224              3,167             4,258
     Prepaid income taxes                                                                283                328             3,481
     Other                                                                               970              1,724             7,540
                                                                                   ---------         ----------        ----------
                  Total current assets                                                47,828            115,037           138,422

Equipment, furniture, and fixtures, net                                                3,982              7,003             9,357
Capitalized software, net                                                                315                150                80
Other                                                                                     97                 97               209
Deferred income taxes                                                                     -                 886             1,200
                                                                                   ---------         ----------        ----------

                  Total assets                                                   $    52,222       $    123,173      $    149,268
                                                                                   =========         ==========        ==========

                  LIABILITIES, MANDATORY REDEEMABLE CONVERTIBLE
                    PREFERRED STOCK, AND SHAREHOLDERS' EQUITY

Current liabilities:
     Current portion of capital lease obligations                                $       273       $        145      $         78
     Accounts payable                                                                    723              1,000             1,453
     Accrued compensation                                                              1,768              2,418             3,140
     Accrued income taxes                                                                150                553                -
     Other accrued liabilities                                                         2,690              5,655             7,577
     Current portion of technology acquisition payable                                    -                 876               614
     Deferred revenue                                                                  5,759              9,585            11,670
     Shareholder distribution payable                                                      1              1,800                -
                                                                                   ---------         ----------        ----------

                  Total current liabilities                                           11,364             22,032            24,532

Capital lease obligations, less current portion                                          147                 40                 3
Deferred rent                                                                             -                 110                81
Deferred income taxes                                                                    622                -                  -
Other noncurrent liabilities                                                             152                156               243
Long-term portion of technology acquisition payable                                       -               1,424               903
Convertible notes payable                                                                100                -                  -
                                                                                   ---------         ----------        ----------

                  Total liabilities                                                   12,385             23,762            25,762

Mandatory redeemable convertible preferred stock:
     Mandatory redeemable convertible preferred stock, and convertible preferred stock with put option, $.0001 par value; 3,655 shares authorized; 3,570 shares issued and outstanding (liquidation value
          of $8,536) in 1994; no shares issued and outstanding in 1995 and 1996        8,312                  -                 -

Shareholders' equity:
    Series A convertible preferred stock, $.0001 par value; 5,000 shares authorized; 687 shares issued and outstanding (liquidation value of
          $907) in 1994; no shares issued and outstanding in 1995 and 1996                 -                  -                 -
     Common stock, $.0001 par value; 10,000, 25,000, and 50,000 shares authorized; 14,463, 23,845, and 24,711 shares issued and
         outstanding in 1994, 1995, and 1996, respectively                                 1                  2                 2
Additional paid-in capital                                                            26,558             95,189           105,985
Deferred stock compensation                                                              (62)              (517)           (2,319)
Net unrealized gain (loss) on short-term investments                                    (222)                89               (74)
Retained earnings                                                                      5,250              4,648            19,912
                                                                                   ---------         ----------        ----------
                  Total shareholders' equity                                          31,525             99,411           123,506
                                                                                   ---------         ----------        ----------
                  Total liabilities, mandatory redeemable convertible preferred
                      stock, and shareholders' equity                            $    52,222       $    123,173      $    149,268
                                                                                   =========         ==========        ==========


See accompanying notes to supplemental consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES



                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                  (Amounts in Thousands, Except Per Share Data)


                                                                      Years ended                         Nine months ended
                                                                     December 31,                            September 30,
                                                        --------------------------------------         -------------------
                                                          1993           1994           1995            1995             1996
                                                          ----           ----           ----            ----             ----
                                                                                                              (Unaudited)
Revenue:
     Software                                         $   18,238      $  30,929       $ 55,164       $  38,071       $    60,030
     Services                                              4,322          8,415         13,704           9,579            17,263
                                                       ---------       --------      ---------       ---------         ---------
                  Total revenue                           22,560         39,344         68,868          47,650            77,293
                                                       ---------       --------      ---------       ---------         ---------

Costs and expenses:
     Costs of software                                     1,364          1,122          1,529           1,077             1,802
     Costs of service                                      1,904          2,940          4,845           3,410             5,383
     Selling and marketing                                 8,065         14,476         22,741          15,770            22,318
     Research and development                              6,979          9,728         15,318          10,676            15,133
     General and administrative                            3,017          4,130          6,362           4,442            10,609
     Acquisition of technology                                -           1,600          2,693              -                300
     Merger expenses                                          -              -           3,590              -                920
                                                       ---------       --------      ---------       ---------         ---------

                  Total operating expenses                21,329         33,996         57,078          35,375            56,465
                                                       ---------       --------      ---------       ---------         ---------

                  Income from operations                   1,231          5,348         11,790          12,275            20,828

Interest income, net                                         151            836          2,787           1,785             3,100
                                                       ---------       --------      ---------       ---------         ---------

                  Income before income taxes               1,382          6,184         14,577          14,060            23,928

Provision for income taxes (benefit)                      (1,655)         1,549          4,053           3,953             8,664
                                                       ---------       --------      ---------       ---------         ---------

                  Net income                         $     3,037     $    4,635    $    10,524     $    10,107       $    15,264
                                                       =========       ========      =========       =========         =========

Net income per common share                                                                                              $  0.57
                                                                                                                           =====

Pro forma net income and per share data:
     Income before taxes as reported                 $     1,382     $    6,184    $    14,577     $    14,060
     Pro forma provision for income taxes (benefit)       (1,007)         2,175          6,227           4,831
                                                       ---------       --------      ---------       ---------

     Pro forma net income                            $     2,389     $    4,009    $     8,350     $     9,229
                                                       =========       ========      =========       =========

     Pro forma net income per common share               $  0.15        $  0.20       $  0.35          $  0.39
                                                           =====          =====         =====            =====

     Weighted average number of common and
         common equivalent shares outstanding             16,284         20,457         24,159          23,814            26,594
                                                       =========       ========      =========       =========         =========

   See accompanying notes to supplemental consolidated financial statements.

                               AVANT! CORPORATION

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (Amounts in Thousands)
                                         Series A                                                   Net
                                        convertible                                             unrealized
                                      preferred stock      Common stock   Additional  Deferred gain (loss) on             Total
                                     -----------------    ---------------  paid-in     stock     short-term   Retained shareholders'
                                     Shares    Amount     Shares   Amount  capital  compensation investments  earnings     equity
                                     ------    ------     ------   ------  -------  ------------ -----------  --------     ------
Balances as of December
   31, 1992                           1,710    $ 630       8,258    $  1   $ 3,089    $    -       $   -      $  2,157    $  5,877
Issuance of common stock                  -        -       2,455       -      1,007        -           -             -       1,007
Repurchase of common stock                -        -          (2)      -         (2)       -           -             -          (2)
Unrealized loss on
   short-term investments                 -        -           -       -          -        -          (8)            -          (8)
Distributions to shareholders             -        -           -       -          -        -           -        (2,150)     (2,150)
Net income for 1993                       -        -           -       -          -        -           -         3,037       3,037
                                   --------    -----    --------    ----   --------    -----    --------      --------    --------

Balances as of December 31, 1993      1,710      630      10,711       1      4,094        -          (8)        3,044       7,761

Issuance of common stock                  -        -         239       -        517        -           -             -         517
Conversion of preferred
   stock to common stock             (1,023)    (630)      1,023       -        630        -           -             -           -
Issuance of shares in public
   offering, net of expenses              -        -       2,250       -     20,342        -           -             -      20,342
Exercise of stock options,
   including related
   tax benefits                           -        -         134       -        848        -           -             -         848
Issuance of common stock
   under employee stock
   purchase plan                          -        -           5       -         66        -           -             -          66
Issuance of shares and
   accumulated deficit
   of merged company (PSI)                -        -         113       -          1        -           -          (103)       (102)
Repurchase of common stock                -        -         (12)      -         (2)       -           -             -          (2)
Issuance of common stock
   options at below
   market value                           -        -           -       -         62      (62)          -             -           -
Unrealized loss on
   short-term investments                 -        -           -       -          -        -        (214)            -        (214)
Distributions to shareholders             -        -           -       -          -        -           -        (2,326)     (2,326)
Net income for 1994                       -        -           -       -          -        -           -         4,635       4,635
                                   --------    -----    --------    ----   --------    -----    --------      --------    --------

Balances as of December 31, 1994        687        -      14,463       1     26,558      (62)       (222)        5,250      31,525

Issuance of common stock                  -        -       1,063       -        660        -           -             -         660
Conversion of debt to
   common stock                           -        -         100       -        100        -           -             -         100
Issuance of common stock
   in public offering,
   net of expenses                        -        -       2,360       -     27,713        -           -             -      27,713
Conversion of mandatory
   redeemable convertible
   preferred stock into
   common stock                           -        -       3,570       1      8,311        -           -             -       8,312
Conversion of preferred stock
   into common stock                   (687)       -         687       -          -        -           -             -           -
Exercise of stock options
   and warrants, including
   related tax benefits                   -        -         570       -      5,948        -           -             -       5,948

Repurchase of common stock                -        -         (18)      -         (3)       -           -             -          (3)
Issuance of common stock
   options at below
   market value                           -        -           -       -        588     (588)          -             -           -
Amortization of deferred
   stock compensation                     -        -           -       -          -      133           -             -         133
Issuance of common stock
   under employee stock
   purchase plan                          -        -          43       -        534        -           -             -         534
Unrealized gain on
   short-term investments                 -        -           -       -          -        -         311             -         311
Distributions to shareholders             -        -           -       -          -        -           -       (11,126)    (11,126)
Issuance of common stock upon
   exercise of stock appreciation
   rights (unaudited)                     -        -           -       -        112        -           -             -         112
Issuance of shares in public
   offering, net of expenses              -        -       1,007       -     24,668        -           -             -      24,668
Net income for 1995                       -        -           -       -          -        -           -        10,524      10,524
                                   --------    -----    --------    ----   --------    -----    --------      --------    --------
Balances as of December 31, 1995          -        -      23,845       2     95,189     (517)         89         4,648      99,411


                               AVANT! CORPORATION

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY, (Continued)

                             (Amounts in Thousands)



                                       Series A                                                    Net
                                      convertible                                               unrealized
                                    preferred stock     Common stock   Additional   Deferred  gain (loss) on              Total
                                    ---------------    ---------------   paid-in     stock      short-term   Retained  shareholders'
                                    Shares   Amount    Shares   Amount   capital  compensation  investments  earnings    equity
                                    ------   ------    ------   ------   -------  ------------  -----------  --------    ------

Balances as of December 31, 1995        -     $ -      23,845   $   2   $  95,189   $   (517)    $   89      $  4,648   $  99,411

Issuance of common stock for
   services (unaudited)                 -       -           6       -         140          -          -             -         140
Exercise of common stock
   options, including
   related tax benefits
   (unaudited)                          -       -         813       -       7,243          -          -             -       7,243
Issuance of common stock
   under employee stock
   purchase plan (unaudited)            -       -          47       -         630          -          -             -         630
Issuance of common stock
   options at below
   market value (unaudited)             -       -           -       -       2,122     (2,122)         -             -           -
Amortization of deferred stock
     compensation (unaudited)           -       -           -       -           -        320          -             -         320
Unrealized loss on short-term
   investments (unaudited)              -       -           -       -           -          -       (163)            -        (163)
Issuance of common stock upon
   exercise of stock appreciation
   rights (unaudited)                   -       -           -       -         567          -          -             -         567
Reversal of prior year shareholder
   distribution (unaudited)             -       -           -       -          46          -          -             -          46
Contributed capital related to
   stock compensation
   expense (unaudited)                  -       -           -       -          48          -          -             -          48
Net income for nine months
   ended September 30, 1996
   (unaudited)                          -       -           -       -           -          -          -        15,264      15,264
                                       ---    ---     -------   -----   ---------   --------     ------      --------   ---------

Balances as of September 30, 1996
   (unaudited)                          -     $ -      24,711   $   2   $ 105,985   $ (2,319)    $  (74)     $ 19,912   $ 123,506
                                       ===    ===     =======   =====   =========   ========     ======      ========   =========




See accompanying notes to supplemental consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Amounts in Thousands)

                                                                                Years ended                 Nine months ended
                                                                                December 31,                  September 30,
                                                                    ---------------------------------     --------------------
                                                                     1993          1994         1995        1995         1996
                                                                     ----          ----         ----        ----         ----
                                                                                                               (Unaudited)
Cash flows from operating activities:
     Net income                                                    $   3,037    $   4,635    $  10,524    $  10,107    $  15,264
     Adjustments to reconcile net income to net
     cash provided by operating activities:
              Depreciation                                             1,043        1,520        2,112        1,674        2,178
              Gain on sale of securities                                 -            -            -            -             14
              Compensation expense (benefit) attributable
                  to stock appreciation rights                            39          380          484          480          (31)
              Stock compensation expense                                 -            -            112           67           48
              Loss on disposal of equipment                               20           16           19          -            -
              Amortization of capitalized software costs                 145          199          228          155           70
              Amortization of deferred stock
                  compensation                                           -            -            133          -            320
              Deferred income taxes                                   (2,610)         156       (1,431)       1,888       (1,409)
              Deferred rent                                              (19)          70          110           31          (29)
              Stock issued for services                                   69           52          -            -            140
              Changes in operating assets and liabilities:
                  Accounts receivable, net                            (1,340)      (4,826)      (2,974)        (423)      (5,762)
                  Prepaid expenses and other assets                     (199)        (217)        (799)        (579)      (5,736)
                  Shareholder advances                                  (300)         300          -            -            -
                  Accounts payable                                       (52)         266          277          334          453
                  Accrued compensation                                   916        1,521          650          835          722
                  Accrued income taxes                                   221         (221)         403          539         (553)
                  Other accrued liabilities                              269          318        3,722          986        2,611
                  Technology acquisition payable                         -            -          2,300          -           (783)
                  Deferred revenue                                     2,484        1,399        3,826        1,984        2,085
                                                                   ---------    ---------    ---------    ---------    ---------

                      Net cash provided by operating activities        3,723        5,568       19,696       18,078        9,602
                                                                   ---------    ---------    ---------    ---------    ---------

Cash flows from investing activities:
     Purchases of short-term investments                              (2,529)     (92,615)     (79,568)    (126,273)    (177,335)
     Maturities and sales of short-term investments                      667       71,366       56,471       92,754      134,656
     Purchases of equipment, furniture, and fixtures                  (1,569)      (2,115)      (5,107)      (3,279)      (4,532)
     Capitalized software development costs                             (140)        (143)         (63)         (63)         -
     Cash received in merger                                             -             19          -            -            -
                                                                   ---------    ---------    ---------    ---------    ---------

                      Net cash used in investing activities           (3,571)     (23,488)     (28,274)     (36,861)     (47,211)
                                                                   ---------    ---------    ---------    ---------    ---------

Cash flows from financing activities:
     Distributions to shareholders                                    (1,579)      (2,896)      (9,327)        (827)      (1,754)
     Payments on notes payable                                           -           (163)         -            -            -
     Principal payments under capital lease obligations                 (134)        (235)        (235)        (190)        (104)
     Issuance of preferred stock, net                                  5,056          427          500          630          -
     Repurchase of common stock                                          -             (2)          (3)          (2)         -
     Exercise of stock options                                           -            201        4,646        4,188        3,898
     Issuance of common stock under employee stock purchase plan         -             66          534          183          630
     Issuance of common stock, net                                        98       20,365       52,541       27,795          -
     Issuance of convertible note                                        -            190          -            -            -
                                                                   ---------    ---------    ---------    ---------    ---------

                      Net cash provided by financing activities        3,441       17,953       48,656       31,777        2,670
                                                                   ---------    ---------    ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents                   3,593           33       40,085       12,994      (34,939)
Cash and cash equivalents, beginning of year/period                    6,299        9,892        9,925        9,925       50,010
                                                                   ---------    ---------    ---------    ---------    ---------

Cash and cash equivalents, end of year/period                      $   9,892    $   9,925    $  50,010    $  22,919    $  15,071
                                                                   =========    =========    =========    =========    =========

See accompanying notes to supplemental consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1994, AND 1995

                     (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)


(1)      Nature of Business and Summary of Significant Accounting Policies

         Nature of Business

         Avant! Corporation (the Company or Avant!), formerly ArcSys, Inc., develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification, and analysis of advanced integrated circuits. Its primary customers are semiconductor manufacturers in the United States, Japan, Korea, Taiwan, and Europe.

         Principles of Presentation and Preparation and Use of Estimates

         The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The supplemental consolidated financial statements have been restated to reflect the effect of the mergers with Integrated Silicon Systems, Inc. (ISS), Anagram, Incorporated (Anagram), Meta-Software, Inc. (Meta), and FrontLine Design Automation, Inc. (FrontLine) discussed in Note 2.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition

         Revenue consists primarily of fees for licenses of the Company's software products, maintenance, and customer support.

         Software Revenue

         Revenue from the sale of software licenses is recognized upon shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When the Company receives advance payments for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. The Company has entered into certain license agreements under which software, support, and other services are provided to a customer for a bundled price for a specific period of time. Generally, revenue under such agreements is recognized ratably over the contract period.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                     (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Services Revenue

         Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue from customer training, support, and other services is recognized as the service is performed.

         Cash and Cash Equivalents

         For the purpose of the accompanying supplemental consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         Cash equivalents are stated at cost and consist primarily of overnight Eurodollar deposits, certificates of deposit, and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

         Short-Term Investments

         Short-term investments, which consist of demand deposit investments in limited-maturity fixed-income mutual funds, short-term debt securities, U.S. government agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, and municipal bonds, are reported at fair value and are classified as available-for-sale securities. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information. There were no realized gains or losses on investments sold during 1993, 1994, or 1995. As of December 31, 1994, the gross unrealized loss on short-term investments was $222,000. As of December 31, 1995, the net unrealized gain on short-term investments of $89,000 consisted of $136,000 of gross unrealized gains and $47,000 of gross unrealized losses.

         Equipment, Furniture, and Fixtures

         Equipment, furniture, and fixtures consist primarily of computer workstations and file servers for employees and are stated at cost net of accumulated depreciation of $3,422,000 and $5,127,000 as of December 31, 1994 and 1995, respectively. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (generally five years).

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                     (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Software Development Costs

         Certain software development costs for new products and product enhancements are capitalized upon the establishment of technological feasibility, which is defined by the Company as the completion of a working model of the software. Capitalization of computer software development costs ceases, and amortization begins, when the product is available for general release to customers. The ongoing assessment of the realizability of these costs requires considerable judgment related to anticipated future product revenues, estimated economic life, and changes in hardware and software technology. The amount of software development costs capitalized for the years 1993, 1994, and 1995 was $140,000, $143,000, and $63,000, respectively. Accumulated amortization of software development costs was $849,000 and $1,077,000 as of December 31, 1994 and 1995, respectively.

         Amortization of software development costs is provided on a product-by-product basis. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated future product revenue or the straight-line method over the remaining estimated economic life of the product. All current products have estimated economic lives of three years. Amortization of software development costs for the years 1993, 1994, and 1995 was $145,000, $199,000, and $228,000, respectively.
         Amortization of software development costs is included in costs of software in the accompanying supplemental consolidated statements of income.

         Income Taxes

         Income taxes are provided under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Prior to 1995, the Company had experienced net operating losses and had established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards due to the uncertainty regarding realization of the Company's deferred tax assets. In connection with the merger with ISS, the Company's income tax provisions were restated and the valuation allowance was eliminated during 1993.

         The pro forma provision for income taxes for 1993, 1994, and 1995 reflects the tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation during those periods.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Net Income and Pro Forma Net Income Per Common Share

         Net income per common share is computed using the weighted average number of common and common equivalent shares outstanding during each period presented using the treasury stock method. Common stock equivalents consist of stock options and awards (using the treasury stock method).

         Pro forma net income per common share is computed using pro forma net income which reflects the tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation. Common stock equivalents are excluded from the computation if their effect is antidilutive, except that common stock issued and stock options and awards during the 12 months preceding the initial filing of the Registration Statement for the Company's initial public offering have been included in the calculation of common and common equivalent shares using the treasury stock method as if they were outstanding for all periods presented. In addition, the calculation includes shares deemed to be outstanding, which represent the number of shares to fund Meta's final S corporation distribution.

         Statements of Cash Flows

         Interest of $36,000,  $42,000, $51,000, $44,000, and $9,000 was paid in the years ended 1993, 1994, and 1995, and the nine months ended September 30, 1995 and 1996, respectively. Income taxes of $823,000, $1,125,000, $2,041,000, $687,000, and $10,946,000 were paid in the years ended 1993, 1994, and 1995, and the nine months ended September 30, 1995 and 1996, respectively. Acquisition of equipment under capital lease obligations was $247,000 and $298,000 during 1993 and 1994, respectively. Deferred stock compensation of $62,000, $588,000, $588,000, and $2,122,000, was recognized in the years ended 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively, for stock options issued below market value. An income tax benefit attributable to employee stock plans of $647,000, $1,302,000, $1,100,000, and $3,345,000 was credited to equity in the years ended 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively. In connection with the Company's initial public offering in 1995, mandatory redeemable convertible preferred stock was converted to common stock in the amount of $8,312,000. Conversion of long-term debt to common stock was $100,000 in 1995.

         Translation of Foreign Currencies

         The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Resulting foreign exchange gains and losses, which have been insignificant, are included in the results of operations.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                     (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Stock-Based Compensation

         The Company has various stock-based  compensation plans as discussed in
         Note 4. The Company has accounted for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, and plans to use the pro forma approach allowed under this standard. Disclosures under SFAS No. 123 will be required in the Company's December 31, 1996 consolidated financial statements.

         Reclassification

         Certain amounts in the 1993, 1994, and 1995 supplemental consolidated financial statements have been reclassified to conform to the 1996 presentation.

         Unaudited Interim Supplemental Consolidated Financial Statements

         The accompanying unaudited supplemental consolidated financial statements as of September 30, 1996, and for the nine months ended September 30, 1995 and 1996, have been prepared on substantially the same basis as the audited supplemental consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, which management believes are necessary for a fair presentation of the financial information set forth herein.

(2)      Mergers

         On November 27, 1996, the Company issued approximately 1,812,000 shares of its common stock for all of the outstanding common stock of FrontLine, and assumed approximately 410,000 warrants and stock options under option plans.

         On October 29, 1996, the Company issued approximately 4,471,000 shares of its common stock for all of the outstanding common stock of Meta, and assumed approximately 608,000 stock options and subscriptions under option and purchase plans.

         On September 27, 1996, the Company issued approximately 2,154,000 shares of its common stock for all of the outstanding common and preferred stock of Anagram, and assumed approximately 260,000 stock options under option plans. The Anagram outstanding preferred stock has been presented as common stock for all periods presented in the supplemental consolidated financial statements.

         The mergers described above have been accounted for as poolings of interests, and, accordingly, the Company's supplemental consolidated financial statements have been restated for all periods prior to the mergers to include the results of operations, financial position, and cash flows of FrontLine, Meta, and Anagram.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Total revenue and net income (loss) for the individual entities as previously reported are as follows (in thousands, amounts for Anagram for the nine months ending September 30, 1996 are combined with Avant!):

                                                            Years ended              Nine-month
                                                            December 31,            period ended
                                                       ------------------------     September 30,
                                                        1994              1995           1996
                                                        ----              ----           ----
              Total revenue:
                  Avant!                            $    18,958      $    38,004     $   48,823
                  Anagram                                   241            3,508             -
                  Meta                                   19,652           25,281         24,121
                  FrontLine                                 493            2,075          4,349
                                                      ---------        ---------       --------

                                                    $    39,344      $    68,868         77,293
                                                      =========        =========       ========

              Net income:
                  Avant!                            $     2,260      $     5,065     $   10,587
                  Anagram                                    19            1,170             -
                  Meta (pro forma 1994 and 1995)          2,134            2,177          4,477
                  FrontLine                                (646)             (99)            70
                                                      ---------        ---------       --------

                                                          3,767            8,313         15,134

                  Adjustment for deferred taxes             242               37            130
                                                      ---------        ---------       --------

                                                    $     4,009      $     8,350     $   15,264
                                                      =========        =========       ========

         In connection with the mergers with Anagram, Meta, and FrontLine, the Company expects to incur direct transaction costs and merger-related integration expenses of approximately $8,900,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,700,000 and severance costs, charges for duplicate facilities, and certain other related costs of approximately $3,200,000. As of September 30, 1996, accrued liabilities included approximately $865,000 of expected future cash expenditures.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         On November 27, 1995, the Company issued approximately 6,400,000 shares of its common stock for all of the outstanding common stock of ISS, and assumed approximately 1,500,000 stock options and subscriptions under various ISS stock option and purchase plans. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position, and cash flows of ISS. As a result of the merger, the Company's income tax provisions were restated and the deferred tax valuation allowance was eliminated during 1993. Total revenue and net income for the individual entities as previously reported are as follows (in thousands):

                                                     Years ended             Nine-month
                                                     December 31,            period ended
                                               -------------------------      September 30,
                                                  1993              1994           1995
                                                  ----              ----           ----
              Total revenue:
                  Avant!                      $     1,696      $     6,191     $   12,087
                  ISS                               7,012           12,767         14,414
                                                ---------        ---------       --------

                                              $     8,708      $    18,958     $   26,501
                                                =========        =========       ========

              Net income:
                  Avant!                      $    (2,174)     $    (1,206)    $    3,073
                  ISS                               1,370            3,128          3,890
                                                ---------        ---------       --------

                                                     (804)           1,922          6,963
              Adjustment for deferred taxes         2,146              338           (957)
                                                ---------        ---------       --------

                                              $     1,342      $     2,260     $    6,006
                                                =========        =========       ========

         In  connection  with the merger with ISS, the Company  recorded  merger related  costs  of  approximately  $3,600,000.  These  costs  consisted primarily of approximately $2,858,000 for transaction fees for attorneys, accountants, investment bankers, and other related charges; approximately $233,000 for the elimination of duplicate facilities and equipment; approximately $337,000 for severance; and approximately $162,000 for incremental travel, communications, consulting, and other costs associated with internal activities. Of the $3,600,000 of merger-related costs, approximately $3,400,000 related to cash expenditures while approximately $200,000 related to noncash charges. As of December 31, 1995, accrued liabilities included $392,000 of expected future cash expenditures.

         On May 5, 1994, ISS completed a merger with Performance Signal Integrity, Inc. (PSI), a Pennsylvania corporation. The financial position, results of operations and cash flows of PSI were not material to ISS, and the merger was accounted for as an immaterial pooling of interests. Therefore, ISS's previously reported financial results were not restated for the PSI merger.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

(3)      Mandatory Redeemable Convertible Preferred Stock Conversion

         In connection with the completion of the Company's initial public offering in June 1995, all the outstanding mandatory redeemable convertible preferred stock was automatically converted into approximately 3,570,000 shares of the Company's common stock. In addition, outstanding warrants to acquire Series B preferred stock were automatically converted into approximately 26,000 shares of the Company's common stock.

         As of December 31, 1994, mandatory redeemable convertible preferred stock consisted of the following (in thousands):

                            Shares           Issued and          Liquidation
              Series      authorized         outstanding            value
              ------     -----------         -----------        ------------
                 A            313                  313          $     693
                 B          1,942                1,910              3,343
                 C          1,400                1,347              4,500
                         --------             --------            -------

                            3,655                3,570          $   8,536
                         ========             ========            =======

(4)      Shareholders' Equity

         Initial Public Offering and Changes in Authorized Common and Preferred Stock

         In April 1995, the Company's Board of Directors authorized the Company to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. In addition, the Company increased its authorized number of shares of common stock from 10,000,000 to 25,000,000 shares.

         In June 1995, the Company closed its initial public offering of common stock at $13.00 per share. The net proceeds of the offering were $27,713,000 after deducting applicable costs and expenses. In connection with the public offering, all the outstanding Series A preferred stock automatically converted into approximately 687,000 shares of the Company's common stock.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Common Stock

         The Company has issued to the Company's founders and employees 2,683,000 shares of its common stock, which are subject to repurchase upon termination of employment. The number of shares of common stock subject to the Company's right to repurchase declines 25% after the founder or employee has been employed one year, and thereafter ratably over three years on a monthly basis. As of December 31, 1994 and 1995, 232,000 and 66,000 shares, respectively, were subject to repurchase.

         Shareholder Distributions

         Meta (an S corporation for income tax reporting purposes) made distributions to its shareholders to provide them with funds to pay income taxes on corporate earnings. Prior to the completion of the Meta initial public offering and the termination of the S corporation election in November 1995, Meta declared a distribution payable to existing shareholders of Meta. This distribution represented undistributed tax basis earnings of Meta through the termination of the S corporation election.

         1995 Stock Option/Stock Issuance Plan

         The Company approved the 1995 Stock Option/Stock Issuance Plan (the 1995 Plan) in April 1995, under which all remaining outstanding stock options and shares available for grant under the Company's 1993 Stock Option/Stock Issuance Plan and 1,000,000 additional shares of the Company's common stock have been authorized for issuance, for a total of 2,336,000 shares of the Company's common stock. The 1995 Plan is intended to serve as a successor to the 1993 Stock Option/Stock
         Issuance Plan (see below) and has terms similar to those of the 1993 Stock Option/Stock Issuance Plan. Under the 1995 Plan, however, each individual serving as a nonemployee member of the Company's Board of Directors on the date the Underwriting Agreement for the initial public offering was executed received an option grant on such date for 20,000 shares of the Company's common stock, provided such individual had not otherwise been in the prior employ of the Company. Each individual who first becomes a nonemployee member of the Board of Directors thereafter will receive a 20,000 share option grant on the date such individual joins the Board of Directors provided such individual has not been in the prior employ of the Company. In addition, at each annual shareholders' meeting, beginning with the 1996 Annual Shareholders' Meeting, each individual who is to continue to serve as a nonemployee member of the Board of Directors after the meeting will receive an additional option grant to purchase 5,000 shares of common stock whether or not such individual has been in the prior employ of the Company.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         1993 Stock Option/Stock Issuance Plan

         In September 1993, the Board of Directors approved the 1993 Stock Option/Stock Issuance Plan (the 1993 Plan). Options granted under the 1993 Plan may be either incentive stock options or nonstatutory stock options, as designated by the Company's Board of Directors. The 1993 Plan provides that the exercise price of an incentive stock option and a nonstatutory option will be no less than the fair market value and 85% of the fair market value, respectively, of the Company's common stock at the date of grant, as determined by the Company's Board of Directors.

         The Company's Board of Directors also has the authority to set exercise dates (no longer than 10 years from the date of grant), payment terms, and other provisions for each grant. Generally options granted under the 1993 Plan become exercisable as to 25% of the shares on the anniversary date of grant and thereafter become exercisable ratably over three years.

         The Company has recorded a deferred charge of $650,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for 355,000 shares subject to common stock options granted in the fourth quarter of 1994 and the first quarter of 1995. The deferred stock compensation will be amortized to compensation expense over the period during which the options become exercisable, generally four years.

         ISS Option Plans

         In connection with the ISS merger discussed in Note 2, various ISS option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the exchange ratio of the merger.

         The Company incurred stock compensation expense, representing the difference between the exercise price and the deemed fair value of the Company's common stock, relating to nonqualified stock options of $151,000 during 1993 and $20,000 during 1994.

         Anagram Option Plans

         In connection with the Anagram merger discussed in Note 2, various Anagram option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect a two for one stock split effective June 1996 and the exchange ratio of the merger.

         As of December 31, 1995, there were approximately 698,000 shares of Anagram restricted common stock outstanding that were subject to repurchase by the Company.

         Meta Option Plans

         In connection with the Meta merger discussed in Note 2, various Meta option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the exchange ratio of the merger.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                     (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         1992 Stock Option/Appreciation Plan

         Under Meta's 1992 Stock Option/Appreciation Plan (the 1992 Plan), 854,100 shares of common stock were reserved for the issuance of stock options for grant at not less than 90% of the fair market value at the date of grant. Fair market value, in the absence of trading on a national or regional stock exchange, was established by the Meta's Board of Directors based on an independent valuation of Meta. Options generally vested over a period of 1 to 4 years from the date of grant, expire 10 years from the date of grant, and terminated, to the extent not exercised, 1 month after termination of employment.

         The 1992 Plan provides for the exercise of stock appreciation rights with respect to outstanding options in the absence of trading of Meta's stock on a national or regional stock exchange. Upon the exercise of stock appreciation rights, the employee surrendered the related unexercised option and received cash payment equal to the excess of the fair market value of the underlying shares at the time of exercise over the aggregate exercise price of the related option. Compensation expense was recognized for the appreciation in value from the date of grant.

         During the months of June, July, and August 1995, Meta entered into agreements with substantially all individual option holders under the 1992 Plan terminating the stock appreciation right feature of the individual awards. Compensation expense of $484,000, representing the difference between the exercise price and the fair market value of the stock, was recorded based on the vested stock appreciation rights of the individual shareholders through the date such rights were terminated. Upon effectiveness of the Meta initial public offering, all stock appreciation rights terminated, and no further compensation expense was recorded.

         FrontLine Option Plan

         In connection with the FrontLine merger discussed in Note 2, the FrontLine option plan was assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the exchange ratio of the merger.

         In 1996, FrontLine adopted an Equity Incentive Plan (the 1996 Plan) and reserved 523,000 shares of common stock for issuance of stock options. Under the 1996 Plan, options may be granted at not less than 100% of the fair market value at the date of grant. Options generally vested over a period of 1 to 4 years from the date of grant and expire 10 years from the date of grant.

         The Company has recorded deferred stock compensation in the nine months ended September 30, 1996 of $735,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for approximately 51,000 shares of common stock subject to common stock options granted in 1996. The deferred stock compensation will be amortized to compensation expense over the periods in which the options become exercisable, generally four years.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         The following is a summary of activity under all of the option plans:

                                                                   Shares
                                                                available for         Options            Exercise
                                                                future grant        outstanding            price
                                                                -------------       -----------          --------
              Balances as of December 31, 1992                       523,000            154,000       $ 0.01 - 2.50

              Additional shares reserved                             652,000                 -
              Granted                                               (776,000)           776,000             3.24
              Canceled                                               176,000           (176,000)            3.24
              Exercised                                                   -             (20,000)          1.00-1.47
                                                               -------------       ------------

              Balances as of December 31, 1993                       575,000            734,000         0.01 - 3.24

              Additional shares reserved                           2,186,000                 -                   -
              Granted                                             (2,275,000)         2,275,000         0.03 - 19.00
              Canceled                                               275,000           (275,000)        0.30 - 3.52
              Exercised                                                   -            (134,000)        0.01 - 2.50
                                                               -------------       ------------

              Balances as of December 31, 1994                       761,000          2,600,000         0.05 - 19.00

              Additional shares reserved                           3,421,000                 -                   -
              Granted                                             (1,888,000)         1,888,000         0.05 - 44.50
              Canceled                                               341,000           (341,000)        0.30 - 33.50
              Exercised                                                   -            (598,000)        0.05 - 17.67
              Eliminated in merger                                (1,337,000)                -                   -
                                                               -------------       ------------

              Balances as of December 31, 1995                     1,298,000          3,549,000       $ 0.05 - 44.50
                                                               =============       ============


         As of December 31, 1995, 1,118,000 stock options were exercisable.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Warrants

         During 1995, the Company issued a warrant to purchase 30,000 shares of common stock at a price of $0.20 per share in connection with a technology development agreement. These warrants expire on October 31, 2000 and are exercisable upon completion of certain milestones. As of December 31, 1995, there were no warrants exercisable. Accounting for the value of these warrants will be determined upon completion of the milestones and will be charged to income at that time.

         Common Stock Awards

         An agreement with a distributor provides for the issuance of common stock in lieu of cash sales commissions. In April 1996, the Company issued approximately 6,000 shares of common stock for sales commissions under the agreement which resulted in a charge to income of $140,000. The Company may issue up to 15,000 additional shares of common stock for future sales commissions through 1998.

 (5)     Leases

         Capital Leases

         Future minimum lease payments under capital lease arrangements as of December 31, 1995, are as follows (in thousands):

                Year ending
               December 31,
               ------------
                  1996                                              $   145
                  1997                                                   53
                                                                      -----

                                                                        198
                  Less amount representing interest                      13
                                                                      -----
                                                                        185
                  Less current portion                                  145
                                                                      -----
                  Capital lease obligations, less current portion   $    40
                                                                      =====

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Operating Leases

         The Company leases its Sunnyvale, California, Research Triangle Park, North Carolina, and various sales office facilities under operating lease agreements which expire over the next 10 years. Portions of the Company's headquarters were subleased to an unrelated third party under a lease that expired in June 1995. Rental expense incurred by the Company under operating lease agreements totaled $854,000, $1,190,000, and $1,366,000 for the years 1993, 1994, and 1995, respectively.

         Future annual minimum lease payments under operating leases as of December 31, 1995, are as follows (in thousands):

                Year ending
               December 31,
               ------------
                  1996                    $   1,163
                  1997                        1,279
                  1998                          839
                  1999                          784
                  2000                          713
                  Thereafter                  4,000
                                            -------

                                          $   8,778
                                            =======

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

(6)      Income Taxes

         The components of income tax expense (benefit), as presented in the accompanying supplemental consolidated statements of income, comprise federal taxes, state taxes, and certain foreign taxes. The pro forma provision for income taxes reflects the income tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation for the years ended December 31, 1993, 1994, and 1995. The components of income taxes and pro forma income taxes as of December 31, 1993, 1994, and 1995, are as follows
         (in thousands):


                                                                         1993             1994             1995
                                                                         ----             ----             ----
              Current:
                  Federal                                           $      586       $      289       $    1,745
                  Foreign                                                   10              535            1,609
                  State                                                    354              106              837
                                                                      --------         --------         --------
                      Total                                                950              930            4,191

              Deferred:
                  Federal                                               (2,440)             (82)            (835)
                   State                                                  (165)              54             (605)
                                                                      --------         --------         --------
                      Total                                             (2,605)             (28)          (1,440)

              Charge in lieu of taxes attributable
                     to employee stock plans                                -               647            1,302
                                                                      --------         --------         --------
                      Total provision for income
                           taxes (benefit)                          $   (1,655)      $    1,549       $    4,053
                                                                      ========         ========         ========

         Pro forma income taxes:

                                                                         1993             1994             1995
                                                                         ----             ----             ----
              Current:
                  Federal                                           $    1,452       $    1,073       $    2,989
                  Foreign                                                  172              535            1,609
                  State                                                    475              332            1,240
                                                                      --------         --------         --------

                      Total                                              2,099            1,940            5,838

              Deferred:
                  Federal                                               (2,797)            (394)            (396)
                   State                                                  (309)             (18)            (517)
                                                                      --------         --------         --------
                      Total                                             (3,106)            (412)            (913)

              Charge in lieu of taxes attributable
                     to employee stock plans                                -               647            1,302
                                                                      --------         --------         --------
                      Total provision for income
                           taxes (benefit)                          $   (1,007)      $    2,175       $    6,227
                                                                      ========         ========         ========

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         The Company's effective tax rate and pro forma effective rate differs from the statutory rate as of December 31, 1993, 1994, and 1995, are as follows (in thousands):

                                                                         1993             1994             1995
                                                                         ----             ----             ----

              Income tax expense at statutory rate                  $      470       $    2,102        $   4,956
              State tax expense                                            207              153              491
              Nondeductible merger costs                                    -                -               938
              Change in valuation allowance                             (1,568)              89              (89)
              Tax exempt income                                             -              (140)            (306)
              Tax credits                                                  (60)             (78)            (148)
              Foreign sales corporation                                     -                -               (96)
              S corporation benefit                                       (751)          (1,134)            (575)
              Establishment of deferred tax assets in
                  conjunction with Meta's transition from
                  an S corporation to C corporation status                -                -            (1,725)
              Foreign taxes                                                 -               497              423
              Other                                                         47               60              184
                                                                      --------         --------          -------

                  Actual income tax expense (benefit)               $   (1,655)      $    1,549        $   4,053
                                                                      ========         ========          =======

                                                                         1993             1994             1995
                                                                         ----             ----             ----

              Income tax expense at statutory rate                  $      470       $    2,102        $   4,956
              State tax expense                                            160              259              815
              Nondeductible merger costs                                    -                -               938
              Change in valuation allowance                             (1,568)              89              (89)
              Tax exempt income                                                            (140)            (306)
              Tax credits                                                 (138)            (222)            (253)
              Foreign sales corporation                                     -                -               (96)
              Other                                                         69               87              262
                                                                      --------         --------          -------

                  Pro forma income tax expense (benefit)            $   (1,007)      $    2,175        $   6,227
                                                                      ========         ========          =======

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)


         The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1994 and 1995, are as follows (in thousands):

                                                                                          1994             1995
                                                                                          ----             ----
              Deferred tax assets:
                  Accrued liabilities                                                $      129        $   1,385
                  Allowance for doubtful accounts                                            39              158
                  Tax credit carryforwards                                                  494              361
                  Unrealized loss on short-term investments                                  89               -
                  Net operating loss carryforwards                                        2,434              286
                  Deferred revenue                                                          100              942
                  Property and equipment, principally due to depreciation                    -             1,140
                  Other                                                                      28               95
                                                                                       --------          -------
                           Total gross deferred tax asset                                 3,313            4,367

              Less valuation allowance                                                      (89)              -
                                                                                       --------          -------
              Deferred tax assets, net of valuation allowance                             3,224            4,367

              Deferred tax liabilities:
                  Accrual to cash conversion                                                412              314
                  Depreciation and amortization                                             210               -
                                                                                       --------          -------
                           Total gross deferred tax liabilities                             622              314
                                                                                       --------          -------

                           Net deferred tax asset                                    $    2,602        $   4,053
                                                                                       ========          =======


         As of December 31, 1995, the Company had $361,000 of foreign tax credits, expiring in the year 2000, and net operating loss carryforwards of $760,000, expiring through the year 2010, available to offset future federal income taxes.

(7)      Employee Benefit Plans

         401(k) Plan

         The Company has a 401(k) retirement savings plan covering substantially all employees. Contributions are matched at the discretion of the Company's Board of Directors. The matching contributions amounted to $37,000, $77,000, and $115,000 for 1993, 1994, and 1995, respectively.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         Employee Stock Purchase Plan

         The Company has a qualified Employee Stock Purchase Plan, which permits eligible employees to purchase newly issued common stock of the Company up to an aggregate of 500,000 shares. Under this plan, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised.

(8)      Concentrations of Credit Risk

         The Company maintains excess cash balances in a variety of financial instruments such as overnight Eurodollar deposits, securities backed by the U.S. government, municipal/corporate auction preferred stock, municipal bonds, short-term debt securities, and demand deposit investments in limited-maturity fixed-income mutual funds. The Company has not experienced any material losses in any of the instruments it has used for excess cash balances.

         To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $437,000 and $894,000 as of December 31, 1994 and 1995, respectively.

(9)      Business Segment and Geographic Information

         The Company operates primarily in one business segment, comprising the electronic design automation industry.

         The Company's export revenues are all denominated in U.S. dollars. International revenue, principally to customers in Asia, accounted for approximately 26%, 33%, and 32% of total revenue in the years ended December 31, 1993, 1994, and 1995, respectively.

         In 1993, one key customer accounted for 11% of the Company's revenue. As of December 31, 1994 and 1995, no customer comprised in excess of 10% of total accounts receivable.

(10)     Acquisitions of Technology

         In each of April 1994, October 1995, and September 1996, the Company acquired rights to certain software technology under development. As the acquired software had not reached technological feasibility, it was expensed upon acquisition.

         Under the October 1995 agreement, the Company will make payments through March 2000. The net present value of these payments is included in technology acquisition payable in the accompanying supplemental consolidated balance sheets.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                  (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

(11)     Commitments and Contingencies

         On December 6, 1995, Cadence Design Systems, Inc. (Cadence) filed an action against the Company and certain of its officers in the Northern California United States District Court alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract, and false advertising. The essence of the complaint is that certain Avant! employees who were formerly Cadence employees misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that the Company has competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. In addition to actual and punitive damages, Cadence seeks to enjoin the sale of certain place and route products and has filed a motion to obtain a preliminary injunction pending trial of the action. The Company filed its opposition to Cadence's motion on June 28, 1996. Cadence filed a reply to Avant!'s opposition on August 27, 1996. The preliminary injunction hearing took place on September 10, 1996. No ruling on the preliminary injunction motion has been issued as of the date hereof.

         On January 16, 1996, Avant! filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage, and intentional interference with contractual relations.

         The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On December 5, 1995, a search warrant was executed at the Company's Sunnyvale, California, facility to determine whether there was evidence of criminal conduct. No criminal charges have been filed against the Company, the Company's management or its employees, but no assurance can be given that such charges will not be filed in the future. A criminal complaint, if filed against the Company, the Company's management or its employees, could result in a loss of management and other personnel and could have other material adverse effects on the Company. On each of December 15, and 19, 1995, class action filings were made against the Company alleging certain securities law violations, including omission and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994, AND 1995

                     (Information for the Nine Months Ended
                    September 30, 1995 and 1996 is Unaudited)

         It is the Company's position that the plaintiffs' claims are without merit. The Company believes it has sufficient defenses to all the plaintiffs' claims and intends to defend itself vigorously. If however, Avant! defenses are unsuccessful, the Company may be enjoined from selling certain place and route products and may be required to pay damages to Cadence. In such event, Avant!'s business, operating results, and financial condition would be materially adversely affected. In particular, Avant!'s place and route products in dispute, ArcCell-BV and ArcCell XO (which have been replaced by Aquarius-BV and Aquarius-XO) accounted for approximately 20% of total supplemental consolidated revenues for the three-year period ended December 31, 1995. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant!'s common stock. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, and the Company believes, based on information it presently possesses, that the conclusion of these claims will not have a material adverse effect on the Company's supplemental consolidated financial position. However, there can be no assurance that an adverse judgment, if granted, in any claim would not have a material adverse effect on the Company's business, supplemental consolidated financial position, or supplemental consolidated results of operations.

         The Company is subject to other claims that have arisen in the ordinary course of business. In the opinion of management, all such matters are without merit or involve amounts which would not have a material adverse effect on the Company's supplemental consolidated financial position if unfavorably resolved.


                                                          AVANT! CORPORATION AND SUBSIDIARIES


                                                      SUPPLEMENTAL FINANCIAL STATEMENT SCHEDULE OF
                                                          VALUATION AND QUALIFYING ACCOUNTS--
                                                            ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                 (Amounts in thousands)



                                                Balance            Additions                               Balance
                                             at beginning           charged                                at end
                                               of period          to expense         Deductions           of period
                                             ------------         ----------         ----------           ---------
Year ended December 31, 1993                    $   299          $    113           $       -             $    412
Year ended December 31, 1994                        412                86                  61                  437
Year ended December 31, 1995                        437               590                 128                  899


Exhibit 11.1 Calculations of Supplemental Net Income and Pro Forma Net Income
             per Share


                                 Avant! Corporation and Subsidiaries
        Statements Re: Computations of Supplemental Net Income and Pro Forma Net Income per Share
                            (amounts in thousands, except per share data)



                                                                Year ended                  Nine months ended
                                                                December 31,                  September 30,
                                                      ------------------------------        -----------------
                                                          1993      1994      1995           1995       1996
                                                        -------   -------   -------         -------   -------
Common shares outstanding                                 10,136    13,470   20,688          20,065    23,142
  (weighted average)


Common stock equivalents
(using the treasury stock method):
     Stock Options and Awardds                              434       731     1,781           2,189     2,575
     (weighted average)
     Pursuant to Staff Accounting Bulletin No. 83 (A)       496       745       520             331      --
     Preferred Stock                                      4,832     5,125       851             843       877
     Shares deemed outstanding to fund shareholder
          distribution                                      386       386       319             386      --
                                                        -------   -------   -------         -------   -------

Total (B)                                                16,284    20,457    24,159          23,814    26,594
                                                        =======   =======   =======         =======   =======

Supplemental net income                                                                               $15,264
                                                                                                      =======

Supplemental net income per common share (C)                                                          $  0.57
                                                                                                      =======

Supplemental pro forma net income                       $ 2,389   $ 4,009   $ 8,350         $ 9,229
                                                        =======   =======   =======         =======

Supplemental pro forma net income per share             $  0.15   $  0.20   $  0.35         $  0.39
                                                        =======   =======   =======         =======

(A)  Treated as if outstanding for all periods presented.

(B)  Total of all common stock and equivalents.

(C)  Equal to income divided by (B).

                                     SF-29